Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "RHOVE REAL ESTATE 1, LLC", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF MARCH, A.D. 2021, AT 1:41 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5723886 8100
SR# 20211107152

Authentication: 202857946
Date: 03-30-21

CERTIFICATE OF FORMATION

OF

RHOVE REAL ESTATE 1, LLC

1. The name of the limited liability company is Rhove Real Estate 1, LLC.

2. The name and address of its registered office in the State of Delaware is:

   The Corporation Trust Company
   Corporation Trust Center
   1209 Orange Street
   Wilmington, County of New Castle 19801

3. Pursuant to Section 18-215 of the Delaware Limited Liability Company Act, notice is hereby provided that this limited liability company shall have multiple series of interest and the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the limited liability company generally or against any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the limited liability company, generally or any other series thereof shall be enforceable against such series.

4. The Limited Liability Company Agreement of the Company (the *"Agreement"*) incorporates provisions of Section 18-215 of the Delaware Limited Liability Company Act (the *"Act"*) to create one or more series with the protection therefor under Section 18-215 of the Act. The Agreement provides that (a) the Company may establish a designated series (the *"Series"*) of members, managers and limited liability company interests having separate rights, powers or duties with respect to specified properties or obligations of the Company and profits and losses associated therewith; (b) the Company shall maintain separate and distinct records for each Series; (c) the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Company generally, any of its members or any other Series thereof; (d) a notification of limitation of liability for a separate Series shall be filed in accordance with Section 18- 215(b) of the Act; and (e) each Series shall be governed by a Series Addendum and Schedule to Series Addendum signed by the Company and the members of such Series.

5. In accordance with Section 18-215 of the Act, and for the purposes therein and in the Agreement, the Certificate of Formation for the Company provides a notice of formation of the following separate Series, and a notice of limitation of liabilities of such Series from all other Series and assets of the Company pursuant to the Act:

   Series Designation: Project 1

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Rhove Real Estate 1, LLC this 26th day of March, 2021.

____
Calvin Cooper
Authorized Representative